THE DELTONA CORPORATION

                                    --------

                            NOTICE OF ANNUAL MEETING
                                November 4, 1997

                                    --------


                                                             September 30, 1997

To the Stockholders:

THIS IS NOTICE of the Annual Meeting of Stockholders of THE DELTONA CORPORATION. The meeting will be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida, on November 4, 1997, at 9:30 o'clock in the morning, Eastern Standard Time. The purposes of the meeting are as follows:

1. To elect directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2. To consider a proposal to appoint Deloitte & Touche as the Company's auditors for the fiscal year ending December 31, 1997, subject to the discretion of the Board of Directors.

3. To approve the Company's agreement in principle with its lenders (Selex, Yasawa and related parties), which would:

     a. convert $6,809,338 of the Company's debt obligation to the lenders into 6,809,338 shares of common stock thereby reducing debt and increasing the lenders' equity in the Company;

     b. convey all the Company's remaining land inventory and obligations in St. Augustine Shores Subdivision to the lenders in exchange for satisfaction of $5,529,501 of outstanding debt;

     c. provide for the lenders, or their designee, to purchase $7,500,000 in contracts receivable from the company at 75% of face value; and

     d. restructure the Company's remaining debt, approximately $11 million, after the above transactions are complete.

4. To transact any other business that is properly brought before the meeting, or any adjournment of the meeting.

The transfer books will not be closed. Our 1996 Form 10K (Annual Report), including audited financial statements as of December 31, 1996, accompanies this Notice of Meeting and the attached Proxy Statement. Our Form 10Q for the period ending June 30, 1997 is available upon request. A list of all stockholders of record as of October 2, 1997, the record date for the Annual Meeting, will be available from October 21, 1997 through November 3, 1997 for any stockholder to examine at our main office, 999 Brickell Avenue, Suite 700, Miami, Florida, 33131.

                                   By Order of the Board of Directors,


                                   SHARON J. HUMMERHIELM
                                   Vice President and Corporate Secretary



    PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                             THE DELTONA CORPORATION
                         999 Brickell Avenue, Suite 700
                              Miami, Florida 33131


                               -------------------

                                 PROXY STATEMENT

                               -------------------


         The Proxy is  solicited  on behalf  of the  Board of  Directors  of The
Deltona Corporation (the "Company"). The Proxy will be used at the Annual Meeting of Stockholders to be held at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida on November 4, 1997 at 9:30 in the morning, local time, and any adjournment or adjournments thereof. The Proxy Statement and accompanying Proxy will be first sent to stockholders of the Company on or about October 3, 1997.

         The Company has one class of voting securities consisting of 15,000,000 shares of Common Stock of the par value of $1 per share. On July 31, 1997, the Company had outstanding 6,734,939 shares of Common Stock (excluding 12,228 shares held in treasury). Each share of Common Stock is entitled to one vote and the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitutes a quorum. Only holders of Common Stock of record at the close of business on October 2, 1997 shall be entitled to notice of and to vote at the Meeting. The vote of a plurality of the shares represented, in person or by proxy, at the Meeting is required to elect the six nominees for director and for the appointment of the independent public accountants. With regard to stockholder approval for the agreement reached between the Company and its lenders (Selex, Yasawa and related parties), the 3,109,703 shares of common stock beneficially owned by Antony Gram will be voted in the same proportion as other shareholder votes. In order to approve, there must be an affirmative vote of the holders of a majority of the shares represented, in person or by proxy, at the Meeting.

         The automated system administered by the Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting at the Meeting or any adjournment thereof. Each is tabulated separately; however, neither abstentions nor broker non-votes are counted for purposes of determining whether a proposal has been approved.

         Each Proxy executed and returned by a stockholder will be voted as directed, and may be revoked at any time before it is voted by (a) filing a written revocation with the Office of the Corporate Secretary, at 999 Brickell Avenue, Suite 700, Miami, Florida 33131; (b) executing a later-dated Proxy; or
(c) voting in person by ballot at the Meeting.


                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS OF THE COMPANY

     The entire Board of Directors is elected annually to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The present Board of Directors is: Antony Gram (Chairman of the Board), Neil E. Bahr, Earle D. Cortright, Jr., George W. Fischer, Rudy Gram and Thomas B. McNeill.

     Each of the current six directors has been nominated for re-election at the 1997 Annual Meeting. The accompanying form of Proxy will be voted "FOR" the election of all nominees if no direction to the contrary is given. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a director. If any nominee should, however, become unavailable for election for any reason, the accompanying Proxy will be voted for such other person as the Board of Directors may select or, alternatively, the Board of Directors may reduce the number of directors to be elected at the Meeting.

     The names of the nominees and certain information as of July 31, 1997 with respect to each of them is set forth below. Unless otherwise indicated, each nominee has held the position shown, or has been associated with the named employer in the executive capacity shown, for more than the past five years.

                                                                                                       YEAR FIRST
NAME AND AGE                         PRINCIPAL OCCUPATION AND OTHER INFORMATION                     ELECTED DIRECTOR
--------------                       ----------------------------------------------------------     ----------------
Neil E. Bahr, 71                     Vice Chairman of the Board of Directors of the Company             1983(e)
(a), (b), (e)                        since June 19, 1992.  Although otherwise retired, Mr. Bahr served as President of Deltona Land & Investment Corp.
                                     ("DL&IC"), a subsidiary of the Company, from
                                     September, 1974 through December, 1985.

Earle D. Cortright, Jr., 56          President and Chief Operating Officer of The Deltona               1995
(a), (d)                             Corporation since April 1990.

George W. Fischer, 56                Mr. Fischer is retired.  From March 1980 through                   1992
(b),(c)                              December 1995 he was President of CPS Industries, Inc., a
                                     privately held company primarily engaged in
                                     owning  and  operating  a chain  of  beauty
                                     salons  in the  Philadelphia,  Pennsylvania
                                     area. From 1975 through 1995 he also served
                                     as  President  of H.E.C.  Fischer,  Inc., a
                                     closely held real estate company.

Antony Gram, 55                      Chairman of the Board of Directors and Chief Executive             1992
(a), (c), (d), (f)                   Officer of the Company since July 13, 1994.  From
                                     June 19, 1992  through  April 6, 1994,  Mr.
                                     Gram served as a Vice Chairman of the Board
                                     of Directors of the Company.  For more than
                                     the past five years, Mr. Gram has served as
                                     Managing Director of Gramyco, a scaffolding
                                     company, based in Belgium.

Rudy Gram, 33                        Vice President, Swan Development Corporation, based in             1995
(c), (f)                             St. Augustine, Florida

Thomas B. McNeill, 62                Partner, Mayer, Brown & Platt; Chicago, Illinois. The law          1975
(b),(d)                              firm of Mayer, Brown & Platt was retained by the Company
                                     to perform legal services on the Company's behalf during
                                     1992 through the present.

-------------------

         (a)      Member, Executive Committee.
         (b)      Member, Audit Committee.
         (c)      Member, Executive Compensation Committee.
         (d)      Member, Nominating Committee.
         (e) Mr. Bahr also served as a director of the Company from December, 1964 until September, 1974 when he resigned to devote all of his time to his duties as President of DL&IC.
         (f)      Rudy Gram is the son of Antony Gram.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Messrs. Bahr, Fischer, McNeill and Rudy Gram receive a fee of $1,000 per month for services as a Director of the Company and are reimbursed for travel and related costs incurred with respect to committee and board meetings. Messrs. Antony Gram and Cortright do not receive a monthly Director's fee; however, they are reimbursed for travel and related costs incurred with respect to committee and board meetings and other Company business activities.

     The Board of Directors has several standing committees: an Executive Committee, an Audit Committee, an Executive Compensation Committee and a Nominating Committee.

     The Executive Committee, of which Antony Gram is Chairman, exercises certain powers of the Board of Directors during the intervals between meetings of the Board and met once during 1996.

     The Audit Committee, of which Mr. McNeill is Chairman, confers with the independent auditors of the Company and otherwise reviews the adequacy of internal controls, reviews the scope and results of the audit, assesses the accounting principles followed by the Company, and recommends the selection of the independent auditors. For the past two years, the audit committee has been involved, on behalf of the board of directors, in discussions with the Company's lenders. There were four meetings of the Audit Committee during 1996.

     The Executive Compensation Committee is chaired by Mr. Fischer, who serves on no similar committee of any other company. While the other members of the Committee, Messrs. Antony Gram and Rudy Gram, may serve together as directors of other companies, none serves as a member of any other compensation committee. The Committee reviews the methods and means by which management is compensated, studies and recommends new methods of compensation, and reviews the standards of compensation for management. In addition, the Executive Compensation Committee administers the Annual Executive Bonus Plan. No member of the Committee is eligible to participate in any of the Company's compensation and benefit plans. See "Compensation Committee Report." The Executive Compensation Committee held one meeting during 1996.

     The Nominating Committee, of which Mr. McNeill is Chairman, recommends to the Board of Directors nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. There was one meeting of the Nominating Committee during 1996 held as part of a Board of Directors meeting. The Nominating Committee will consider nominees recommended by stockholders. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the nominee by name and provide detailed background information. Recommendations received by December 31, 1997 will be considered by the Nominating Committee for nomination at the 1998 Annual Meeting.

     During 1996, the Board of Directors held three meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee (the "Committee") is comprised of Mr. Fischer, Chairman, and Messrs. Antony Gram and Rudy Gram.

     Mr. Antony Gram, a member of the Committee, has served as Chairman of the Board and Chief Executive Officer of the Company, and thus, as an executive officer of the Company, since July 13, 1994. Additionally, Mr. Antony Gram is deemed to be the beneficial owner of 46.17% of the Company's Common Stock since he is the beneficial owner of Yasawa Holdings, N.V. ("Yasawa") (which holds 4.3% of the Common Stock of the Company as of August 31, 1997), as well as the holder of a majority equity interest in Wilbury International N.V., a Netherlands Antilles corporation ("Wilbury"), which owns all of the issued and outstanding stock of Selex (which holds 41.9% of the Common Stock of the Company as of August 31, 1997). See "Ownership of Voting Securities of the Company".

     Mr. Rudy Gram, a member of the Committee, was appointed November 30, 1995 and was elected to serve a one year term at the 1996 Annual Meeting. Mr. Rudy Gram is the son of Mr. Antony Gram. See "Ownership of Voting Securities of the Company."

     On June 19, 1992, Selex loaned the Company the sum of $3,000,000 pursuant to the First Selex Loan. The First Selex Loan is collateralized by a first mortgage on certain of the Company's unsold, undeveloped property in its St. Augustine Shores, Florida community. The Loan matured on June 15, 1996, with the entire unpaid balance now due and payable and bearing interest at the rate of 10% per annum. As part of the Selex transaction, Selex was granted an option, approved by the holders of a majority of the outstanding shares of the Company's Common Stock at the Company's 1992 Annual Meeting, which, as modified, enabled Selex to convert the First Selex Loan, or any portion thereof, into a maximum of 600,000 shares of the Company's Common Stock at a per share conversion price equal to the greater of (i) $1.25 or (ii) 95% of the market price of the Company's Common Stock at the time of conversion, but in no event greater than $4.50 per share (the "Option"). On February 17, 1994, Selex exercised the Option, in full, at a conversion price of $1.90 per share, such that $1,140,000 in principal was repaid under the First Selex Loan through such conversion. As of July 31, 1997, the Company was in default of the First Selex Loan.

     One million dollars of the proceeds from the First Selex Loan was used by the Company to acquire certain commercial and multi-family properties at the Company's St. Augustine Shores community at their net appraised value, from Marcel Muyres and certain entities affiliated with Mr. Muyres and Cornelis Zwaans. Namely, (i) $416,000 was used to acquire 48 undeveloped condominium units (twelve 4 unit building sites) and 4 completed (and rented) condominium units from Conquistador Development Corporation ("Conquistador"), in which Messrs. Zwaans and Muyres serve as directors, as well as President and Secretary/Treasurer, respectively; (ii) $485,000 was used to acquire 4 commercial lots from Swan, in which Messrs. Zwaans and Muyres also served as directors, as well as President and Secretary, respectively; and (iii) approximately $99,000 was used to reacquire, from Mr. Muyres, all of his rights, title and interest in that certain contracts with the Company for the purchase of a commercial tract in St. Augustine Shores, Florida. None of the commercial and multi-family property acquired by the Company from Mr. Muyres and certain entities affiliated with Messrs. Zwaans and Muyres collateralizes the First Selex Loan. In March, 1994, Conquistador exercised its right to repurchase certain multi-family property from the Company (which right had been granted in connection with the June, 1992 Selex transaction) at a price of $312,000, of which $260,000 was paid in cash to the Company and $52,000 was applied to reduce interest due to Selex under the Second Selex Loan (the "First Conquistador Acquisition").

     On December 2, 1992, the Company entered into various agreements relating to certain of its assets and the restructuring of its debt with Yasawa, which is beneficially owned by Mr. Antony Gram. The consummation of these agreements, which are further described below, was conditioned upon the acquisition by Mr. Gram of the Company's outstanding bank loan.

     On December 4, 1992,  Mr. Gram entered  into an  agreement  with the banks, pursuant to which he acquired the bank loan of approximately $25,150,000 (including interest and fees) for a price of $10,750,000. In conjunction with such transaction, the banks transferred to Mr. Gram the warrants which they held that entitled the holder to purchase an aggregate of 277,387 shares of the Company's Common Stock at an exercise price of $1.00 per share. Immediately after the acquisition of the bank loan, Mr. Gram transferred all of his interest in the bank loan, including the warrants, to Yasawa.

     On December 11, 1992, the Company consummated the December 2, 1992 agreements with Yasawa. Under these agreements, Yasawa, its affiliates and the Company agreed as follows: (i) the Company sold certain property at its Citrus Springs community to an affiliate of Yasawa in exchange for approximately $6,500,000 of debt reduction credit; (ii) an affiliate of Yasawa and the Company entered into a joint venture agreement with respect to the Citrus Springs property, providing for the Company to market such property and receive an administration fee from the venture (in March, 1994, the Company and the affiliate agreed to terminate the venture); (iii) the Company sold certain contracts receivable at face value to an affiliate of Yasawa for debt reduction credit of approximately $10,800,000; (iv) the Company sold the Marco Shores Country Club and Golf Course to an affiliate of Yasawa for an aggregate sales price of $5,500,000, with the affiliate assuming an existing first mortgage of approximately $1,100,000 and the Company receiving debt reduction credit of $2,400,000, such that the Company obtained cash proceeds from this transaction of $2,000,000, which amount was used for working capital; (v) an affiliate of Yasawa agreed to lease the Marco Shores Country Club and Golf Course to the Company for a period of approximately one year; (vi) an affiliate of Yasawa and the Company agreed to amend the terms of the warrants to increase the number of shares issuable upon their exercise from 277,387 shares to 289,637 shares and to adjust the exercise price to an aggregate of approximately $314,000; (vii) Yasawa exercised the warrants in exchange for debt reduction credit of approximately $314,000; (viii) Yasawa released certain collateral held for the bank loan; (ix) an affiliate of Yasawa agreed to make an additional loan of up to $1,500,000 to the Company, thus providing the Company with a future line of credit (all of which was drawn and outstanding as of July 31, 1997); and (x) Yasawa agreed to restructure the payment terms of the remaining $5,106,000 of the bank loan as a loan from Yasawa (the "Yasawa Loan").

     The Yasawa Loan bears interest at the rate of 11% per annum, with payment of interest deferred until December 31, 1993, when only accrued interest became payable. Commencing January 31, 1994, principal and interest became payable monthly, with all unpaid principal and accrued interest being due and payable on December 31, 1997. As of July 31, 1997, $6,670,300 in principal and accrued interest was in default under the Yasawa Loan.

     On April 30, 1993 Selex loaned the Company an additional $1,000,000 collateralized by a first mortgage on certain of the Company's property in its Marion Oaks, Florida community (the "Second Selex Loan"). Interest under the Second Selex Loan was 11% per annum, deferred until December 31, 1993, and principal was to be repaid at $3,000 per lot for lots requiring release from the mortgage, with the entire unpaid principal balance and interest accruing from January 1, 1994 to April 30, 1994 due and payable on April 30, 1994. Although Selex had certain conversion rights under the Second Selex Loan in the event the Company sold any Common Stock or Preferred Stock prior to payment in full of all amounts due to Selex under the Second Selex Loan, such rights were voided. The Second Selex Loan was satisfied on May 22, 1995 through the closing of the Second Conquistador Acquisition, discussed below.

     From July 9, 1993 through December 31, 1993, Selex loaned the Company an additional $4,400,000 collateralized by a second mortgage on certain of the Company's property on which Selex and/or Yasawa hold a first mortgage pursuant to a Loan Agreement dated July 14, 1993 and amendments thereto (the "Third Selex Loan"). The Third Selex Loan bears interest at 11% per annum, with interest deferred until December 31, 1993. Principal is to be repaid at $3,000 per lot for lots requiring release from the mortgage, with the entire unpaid principal balance and interest accruing from January 1, 1994 to April 30, 1994 due and payable on April 30, 1994. The Second Conquistador Acquisition, discussed below, closed on May 22, 1995, provided a reduction of the debt due and payable under the Third Selex Loan. As of August 31, 1997, the remaining balance of $4,351,400 in principal and accrued interest remained unpaid and in default.

     In February, 1994, Yasawa loaned the Company an additional amount of approximately $514,900 at an interest rate of 8% per annum (the "Second Yasawa Loan"). Since May, 1994, additional amounts were advanced to the Company under the Second Yasawa Loan to enable the Company to pay certain essential expenses, including payment of certain real estate taxes, and effectuate settlements with the Company's principal creditors. As of July 31, 1997, an aggregate amount of $6,149,500 had been advanced to the Company under the Second Yasawa Loan and the balance of $7,173,000 in principal and accrued interest remains unpaid.

     On May 22, 1995, the Company closed a transaction with Conquistador (the "Second Conquistador Acquisition") for the sale of an administration building and a multi-family site in the Company's St. Augustine Shores community as well as the remaining lot inventory in the Company's FeatherNest community at Marion Oaks in consideration for the satisfaction of $2,599,300 of principal and accrued interest on the Second and Third Selex Loans. In a separate transaction which also closed on the same date, the Company sold to Conquistador (the "Third Conquistador Acquisition") four single family residential lots in the St. Augustine Shores community for $100,000 in cash. These transactions were accounted for in accordance with generally accepted accounting principals for these types of related party transactions. Accordingly, the resulting gain of $1,900,000 was treated as a contribution of capital and recorded directly to capital surplus.

     As previously stated, Messrs. Muyres and Zwaans also served as directors and executive officers of M&M First Coast Realty ("M&M"). The Company had leased certain office space to M&M at its St. Augustine Shores community pursuant to a Lease Agreement dated August 10, 1990. A payment of approximately $21,300 in delinquent rental payments was made on May 22, 1995 upon the closing of the Second Conquistador Acquisition, which included the sale of the St. Augustine Administration Building.

     At December 31, 1995, $4,200,000 of accrued interest due to Selex, Yasawa and their affiliates was reclassified as non-interest bearing principal. Through July 31, 1997, $1,140,000 in principal was repaid under the First Selex Loan through the exercise of the above described Option, the Second Selex Loan was repaid in full, $1,380,900 in principal was repaid under the Third Selex Loan, and $135,900 in principal and $346,000 in accrued interest was repaid under the Yasawa loan. As of July 31, 1997, the Company had loans outstanding from Selex, Yasawa and their affiliates in the aggregate amount of approximately $25,358,800, including interest, all of which are in default, including approximately $9,221,400, which is owed to Selex, including accrued and unpaid interest of approximately $1,027,100 (10% per annum on the First Selex Loan, 11% per annum on the Third Selex Loan and 12% per annum on the Empire Note assigned to Selex); approximately $13,843,400, which is owed to Yasawa, including accrued and unpaid interest of approximately $1,536,700 (11% per annum on the Yasawa Loan and 8% per annum on the Second Yasawa Loan); and approximately $2,294,000, which is owed to an affiliate of Yasawa, including accrued and unpaid interest of approximately $289,000 (12% per annum). The loans from Selex, Yasawa and their affiliates are secured by substantially all of the assets of the Company.

     On March 10, 1994, the Company was advised that Selex filed an Amendment to its Schedule 13D filed with the Commission. In the Amendment, Selex reported that it, together with Yasawa and their affiliates, were uncertain as to whether they would provide any further funds to the Company. The Amendment further stated that Selex, Yasawa and their affiliates were seeking third parties to provide financing for the Company and that as part of any such transaction, they would be willing to sell or restructure all or a portion of their loans and Common Stock in the Company.

     The Company has stated in previous filings with the Commission and elsewhere herein that the obtainment of additional funds to implement its marketing program and achieve the objectives of its business plan is essential to enable the Company to maintain operations and continue as a going concern. Since December, 1992, the Company has been dependent on loans and advances from Selex, Yasawa and their affiliates in order to implement its marketing program and assist in meeting its working capital requirements. As previously stated, during the last nine months of 1993, Selex, Yasawa and their affiliates loaned the Company an aggregate of $4,400,000 pursuant to Third Selex Loan. Funds advanced under the Third Selex Loan enabled the Company to commence implementation of the majority of its marketing program in the third quarter of 1993. The full benefits of the program were not realized in 1993 and the Company was unable to secure financing in 1994 to meet its working capital requirements and continue its marketing program. Commencing in 1994, Yasawa advanced additional funds (the "Second Yasawa Loan") totaling $6,149,500 as of July 31, 1997, to meet the Company's minimum working capital requirements, to pay a portion of delinquent real estate taxes, to pay settlements with certain trade creditors and to settle certain litigation.

EXECUTIVE OFFICERS OF THE COMPANY

     The table below sets forth the executive officers of the Company as of July 31, 1997, their ages and their principal occupations during the past five years. Each has been appointed to serve in the capacities indicated until their successors are appointed and qualified, subject to their earlier resignation or removal by the Board of Directors.

                                                  PRINCIPAL OCCUPATION
       NAME AND AGE                            DURING THE PAST FIVE YEARS
---------------------------------            ------------------------------
Antony Gram, 55............................  Chairman of the Board of Directors and Chief Executive
                                             Officer of the Company  since July 13,  1994.  From June 19, 1992 through  April 6, 1994,  Mr. Gram served as Vice  Chairman of the
                                             Board of Directors  of the  Company.  For more than the past five years,  Mr.  Gram has served as Managing  Director of Gramyco,  a scaffolding company based in Belgium.

Earle D. Cortright, Jr., 56................  Mr. Cortright, who joined the Company in 1966, has been President and Chief
                                             Operating Officer since April, 1990. Prior thereto, he served as Executive Vice
                                             President and Chief Operating Officer (January, 1988-April, 1990), as Executive Vice
                                             President and Chief Financial Officer (March, 1986-December, 1987) and as Senior
                                             Vice President and Chief Financial Officer (November, 1979-February, 1986).

David M. Harden, 45........................  Mr. Harden, who joined the Company in 1978, has been Senior Vice President -
                                             Marketing Administration since November, 1992.  Prior thereto, he served as Vice
                                             President-Real Estate Services (January, 1990 - November, 1992), as Assistant Vice
                                             President-Real Estate Services (January, 1989-December, 1989) and as Director of
                                             Real Estate Services.

Sharon J. Hummerhielm, 47..................  Mrs. Hummerhielm, who joined the Company in March, 1975, has been Vice
                                             President-Administration and Corporate Secretary  since May 1995.  Prior thereto, she served as Vice President- Administration from (January 1993 through May 22, 1995);
                                             Vice President - Regulatory and Customer Affairs (January, 1987 - December, 1992);
                                             and previously as Director of Administrative Services and Director of Regulatory
                                             Affairs.




                                        6




                                                  PRINCIPAL OCCUPATION
       NAME AND AGE                           DURING THE PAST FIVE YEARS
-------------------------------------        -----------------------------
 Donald O. McNelley, 53................      Mr. McNelley, has been Treasurer of the Company since May 23, 1995.  He originally joined the Company in 1971 and was Senior Vice President and Chief Financial
                                             Officer from January 1988 - August 1990.  He temporarily left the Company's employ in August 1990 to become Senior Vice President of James Cable Partners LP
                                             ("James").  He left James in August 1991 and was self employed until he rejoined the
                                             Company in May 1994.

                             EXECUTIVE COMPENSATION

     Due to the Company's liquidity situation, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company since July 13, 1994 without compensation. The Commission's rules on executive compensation disclosure require, however, that the Summary Compensation Table which appears below, depict the compensation for the past three years of the Company's chief executive officer and its four most highly compensated executive officers whose annual salary and bonuses exceed $100,000. During the fiscal year ended December 31, 1996, one executive officer of the Company was paid an annual salary and bonus in excess of $100,000. Accordingly, the table set forth below, discloses the annual compensation paid to Mr. Antony Gram, Chairman of the Board and Chief Executive Officer, and Mr. Earle Cortright, President and Chief Operating Officer for the three years ended December 31, 1996.


Summary Compensation Table
---------------------------

                        Annual                                      Long Term
                        Compensation                                Compensation
                        -------------------------------------------------------------------------------------------
                                                                         Awards                          Payouts
                                                                    -------------------------        ----------------
Name and           Fiscal    Salary        Bonus      Other Annual  SARs/Restricted  Stock    LTIP     All Other
Principal Position Year       ($)         ($)(a)      Compensation   Stock Awards   Options  Payouts   Compensation
                                                         (b)                        (#)(c)               ($)
-------------------------------------------------------------------------------------------------------------------
Antony Gram,       1996       --          --           --            --               --      --        --
Chairman of the    1995       --          --           --            --               --      --        --
Board & Chief      1994       --          --           --            --               --      --        --
Executive Officer
(7/13/94 to
present)
E.D.Cortright,Jr.  1996       $200,000    --           --            --               --      --        --
President & Chief  1995       $200,000    $100,000(d)  --            --               --      --        --
Operating Officer  1994       $209,615            (d)  --            --               --      --        $100,000 (d)

-------
(a) The amounts disclosed in this column represent, in the case of Mr. Cortright, $100,000 which was paid to him in 1995 pursuant to the special bonus provided for in his employment contract. See "Employment Contracts." Although the Company maintains an Annual Executive Bonus Plan (the "Bonus Plan"), in which all executive officers of the Company are eligible to participate, due to the Company's financial position and its liquidity situation, no bonus awards have been made under the Bonus Plan to any executive officer of the Company since 1990.

(b) In accordance with the rules of the Commission, amounts relating to 1994 or 1995, if any, and amounts totaling less than the lower of $50,000 or 10% of the total annual salary and bonus have been omitted.

(c) The Company has a 1987 Stock Incentive Plan (the "Stock Plan") which combines the features of a stock option plan and a performance unit plan. Due to the Company's financial condition, no awards have been paid under the Stock Plan except for those initial awards which were earned at the end of 1989. There are no options outstanding under the Stock Plan as of December 31, 1996.

(d) This amount reflects the last two installments of Mr. Cortright's special bonus remaining to be paid at the end of 1994, which were paid in 1995. See "Employment Contracts."


EMPLOYMENT CONTRACTS

     In June, 1992, the Company obtained $8,000,000 additional financing through a $13,500,000 sale of certain of the Company's contracts receivable. The agreement with respect to such sale requires that the Company maintain, in effect, certain employment agreements with Mr. Cortright and certain other executive officers of the Company.

     Pursuant to the requirements of such agreement, Mr. Cortright entered into a five-year employment agreement which continued through June 19, 1997. Such agreement is subject to automatic renewal for successive one-year periods unless notice of intent not to renew is given by the Company 60 days prior to the end of the applicable contract term. The agreement provides for Mr. Cortright to be paid his current annual salary of $200,000 (subject to such increases as may be mutually agreed upon) and for the furnishing of certain benefits, such as payment of an automobile allowance. The agreement contains "non compete" provisions which preclude Mr. Cortright from engaging, in any manner, or from being employed, in any capacity, in any business which could be deemed to be competitive with the Company in Florida, New York, New Jersey and Ohio during the five year term of his agreement, if his employment is terminated or constructively terminated by the Company or if he resigns his employment from the Company. Because of such non-compete provisions and to compensate Mr. Cortright for his exceptional services in conjunction with the completion of the restructuring of the Company's bank debt and the securing of financing for the Company through the above-mentioned contracts receivable sale and the Selex Loan, Mr. Cortright's agreement also provides for the payment of a $200,000 bonus, $50,000 of which was paid upon the signing of his agreement and the completion of the foregoing transactions, $50,000 of which was paid in June, 1993, $50,000 of which was due in June, 1994 and paid in 1995 and $50,000 due and paid in 1995 (the "Special Bonus"). Additionally and as a consequence of such non-compete provisions, Mr Cortright's employment agreement provides that if his employment is terminated or constructively terminated by the Company, without cause (defined as gross misconduct), during its initial term or any renewal term, he is entitled to receive a lump sum payment at termination equal to any salary remaining to be paid him for the contract term (but, in no event, less than for an additional two years); in addition, he is entitled to payment of an automobile allowance and certain insurance benefits for such period. For purposes of Mr. Cortright's agreement, "constructive termination" includes, among other things: (i) the assignment of duties inconsistent with Mr. Cortright's status as President and Chief Operating Officer or a substantial alteration in his responsibilities if such assignment and/or alteration is not acceptable to him, (ii) relocation of the Company's principal place of business to a location other than Orlando, Florida (unless such other location is mutually agreed upon), (iii) failure of the Company to maintain compensation plans in which Mr. Cortright participates or to continue providing certain other existing employee benefits, or (iv) any disability commencing after a "change in control" which is continuous for six months. Mr. Cortright's agreement with the Company further provides that if his employment is terminated due to death or medical disability (as distinguished from a disability following a change in control), payment of salary to him or his beneficiary shall continue for two years following termination. Under this agreement and the benefit plans described in the Compensation Committee Report, a "change in control" is (a) an acquisition of 35% of the voting securities of the Company if the Board of Directors determines that a change in control has occurred or is likely to occur; or (b) a change in the majority of the Board of Directors of the Company which is not recommended or approved by the incumbent Board. On June 11, 1992, the Board determined that the acquisition by Selex of more than 35% of the Company's Common Stock from Empire, accompanied by its control of the Board, would constitute a change in control of the Company.

     Two other executive officers, Mr. Harden and Mrs. Hummerhielm, are employed pursuant to employment agreements which provide that if their employment is terminated due to death, payment of salary to their beneficiary continues for six months and, if employment is otherwise terminated by the Company without cause (defined as gross misconduct), they are entitled to receive one year's salary, payable in twenty-four equal semi-monthly installments.


                          COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

     It is the goal of the Company and this Committee to align all compensation, including executive compensation, with business objectives and both individual and corporate performance, while simultaneously attracting and retaining employees who contribute to the long-term success of the Company. The Company attempts, within its resources, to pay competitively and for performance and management initiative, while striving for fairness in the administration of its compensation program.

EXECUTIVE COMPENSATION PROGRAM

     It has long been the policy of the Company to encourage and enable employees upon whom it principally depends to acquire a personal proprietary interest in the Company. In prior years, the total executive compensation program of the Company consisted of both cash and equity based compensation and was comprised of three key elements: salary, an annual bonus and a long term incentive plan that provides for both incentive awards and stock options. With the exception of one stock option granted in 1993, no awards were made under the 1987 Stock Incentive Plan (the "Stock Plan") other than the initial awards which were fully earned at the end of 1989. On December 31, 1996, the Stock Plan terminated pursuant to its terms. Although the Annual Executive Bonus Plan (the "Bonus Plan") is still in effect, due to the financial performance of the Company during the past seven years, and the fact that the Company has undergone two changes in control since January 1, 1990, no awards were made under the Bonus Plan since 1990.

         Salary
         ------

     Salaries paid to executive officers (other than the Chief Executive Officer and the President) are based upon the recommendations of the President, derived from his subjective assessment of the nature of the position, competitive salaries and the contribution, experience and Company tenure of the executive officer. The President reviews all salary recommendations with the Committee, which is responsible for approving or disapproving such recommendations.
Salaries paid to the Chief Executive Officer (if any) and the President are determined by the Committee, subject to ratification by the Board of Directors and are based upon the Committee's subjective evaluation of their contribution to the Company, their performance and salaries paid to competitors to their chief executive officer and chief operating officer. Prior to January 1, 1990, the President's assessment and the Committee's subsequent approval or disapproval also took into consideration data from comparable industry salary surveys, such as that prepared by Stephens and Associates. From 1990 through the present, the only salary increases which were granted occurred in June 1992 (at which time Mr. Cortright, and three other executive officers of the Company were granted salary increases ,granted in connection with the efforts of these officers in securing over $10,000,000 in new financing for the Company and resolving various regulatory matters with the State of Florida) and in May 1995, at which time Mr. Harden, Mrs. Hummerhielm and Mr. McNelley were granted salary increases.

          Annual Incentive Program
          ------------------------

     Although business exigencies and the Company's liquidity situation have required the Company to temporarily suspend the granting of awards under the Bonus Plan, and to award bonuses only in certain limited instances where the bonus directly relates to the accomplishment of certain specified corporate and financial objectives, it is the intention of the Committee that an executive's annual compensation consist of a base salary and an annual bonus under the Bonus Plan. All executive officers of the Company (except those who are otherwise entitled to receive additional compensation) and all managerial employees who meet certain eligibility criteria determined by their level of responsibility, are eligible to participate in the Bonus Plan. The Bonus Plan provides for executives to earn bonuses of up to 150% of the base bonus for which they are eligible (which generally ranges from 10% to 75% of annual salary, depending upon their position and anticipated contribution to the Company), with the maximum bonus payable to the president being limited to 100% of his annual salary. Such bonuses are earned based upon the success of the Company, or of the subsidiary or division for which the individual is responsible, in achieving its debt-to-equity and/or net income goals. Typically, under the Bonus Plan, awards are determined in advance of a fiscal year, at which time the net income and/or debt-to-equity goals for the year are also established. Thereafter, at the conclusion of the year, the awards are adjusted up or down and paid, based upon the achievements of the specified objectives and individual job performance. The Bonus Plan provides for the determination and payment of bonuses thereunder in the event of the termination of employment of a participant following a change of control of the Company. No bonuses were awarded, earned by, or paid to, any executive officer of the Company under the Bonus Plan during or in respect to 1996.

     In 1992, Mr. Cortright was instrumental in securing over $10,000,000 in new financing for the Company through the sale of contracts receivable and the Selex transaction, as well as for resolving certain regulatory matters with the State of Florida. His contribution was recognized by the award of a $200,000 bonus (an amount equal to one year's salary). To avoid straining the Company's liquidity situation, it was determined that his employment agreement would provide for that bonus to be paid in four annual installments. The installment due in June 1994 was not paid until 1995. The final scheduled 1995 installment, was paid in 1995. See "Employment Contracts". No bonus was paid in 1996.

         Long Term Incentive Program
         ---------------------------

     Additional long-term cash and equity incentives were provided through the Stock Plan, which terminated, pursuant to its terms, on December 31, 1996. Under the Stock Plan, incentive shares were awarded to those executive officers and other key employees who, in the opinion of the Committee, were in positions which enabled them to make significant contributions to the long-term performance and growth of the Company. The extent to which incentive share awards were earned was determined at the end of the three-year award cycle, based upon the achievement of a net income goal set forth in the three-year business plan adopted by the Board of Directors of the Company prior to or during the first year of the cycle.

         Chief Executive Officer Compensation
         ------------------------------------

     Since July 13, 1994, Antony Gram has served as Chairman of the Board and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, Mr. Gram has been given the responsibility of resolving the financial and legal difficulties facing the Company and developing an alternative business plan to enable the Company to continue as a going concern. During the process of resolving such difficulties and developing such plan, Mr. Gram has agreed to serve without compensation, with the understanding that all ordinary, necessary and reasonable expenses incurred by him in the performance of his duties, including travel and temporary living expenses, will be reimbursed by the Company and with the further understanding that the Committee and the Board will thereafter consider establishing an appropriate salary to be paid him for his services.

         Compliance With Internal Revenue Code Section 162(m)
         ----------------------------------------------------

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other mostly highly compensated executives officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation currently paid to the Company's Chief Executive Officer and highly compensated executive officers does not approach the $1,000,000 threshold, and the Company does not anticipate approaching such threshold in the foreseeable future. Nevertheless, the Company intends to take the necessary action to comply with the Code limitations.

         Future Compensation Trends
         --------------------------

     The Committee anticipates undertaking a review of all compensation programs and policies of the Company, and making appropriate modifications and revisions, in conjunction with the development of an alternative business plan for the Company.





                                               Executive Compensation Committee
                                               George W. Fischer, Chairman
                                               Antony Gram
                                               Rudy Gram

                  OWNERSHIP OF VOTING SECURITIES OF THE COMPANY

     Based upon information furnished to the Company or contained in filings made with the Commission, the Company believes that the only persons who beneficially own more than five percent (5%) of the shares of the Common Stock of the Company are Selex (41.9%) and, Antony Gram, through his holdings in Selex and Yasawa (46.17%).

     All of the issued and outstanding stock of Selex, Gerrit van den Veenstraat 70, Amsterdam, The Netherlands, is owned by Wilbury a majority of which is, in turn, owned by Antony Gram. Antony Gram, Chairman of the Board of Directors and Chief Executive Officer of the Company, as the largest shareholder of Wilbury, holding a majority equity interest in that corporation, is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 289,637 shares of the Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of an aggregate of 3,109,703 shares of Common Stock of the Company (46.17%). Please refer to the section entitled "Proposal To Authorize Agreement With Selex, Yasawa And Their Affiliates" for additional information.

     The following table sets forth information, as of July 31, 1997, concerning the beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table beginning on Page 9 (the "Summary Compensation Table") and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.


                                                       AMOUNT AND NATURE                PERCENT
                                                    OF BENEFICIAL OWNERSHIP(A)         OF CLASS
                                                    --------------------------       -------------
Directors:
         Neil E. Bahr..............................       4,121 - Direct                 *
         Earle D. Cortright, Jr....................      18,706 - Direct                 *
         George W. Fischer ........................      35,000 - Direct                 *
         Antony Gram...............................   3,109,703 - Indirect              46.17%
         Rudy Gram.................................           0
         Thomas B. McNeill ........................         200 - Direct                 *

Executive Officers named in Summary
   Compensation Table:
         Earle D. Cortright, Jr....................      18,706 - Direct                 *
         Antony Gram...............................   3,109,703 - Indirect              46.17%
All executive officers and directors as a group,
  consisting of 9 persons (including those
  listed above)....................................   3,167,930                         47.04%

------------
         *        Represents holdings of less than 1%.
         (a) Except for Antony Gram, who beneficially owns 46.17% of the Common Stock of the Company, no current director, nominee or executive officer beneficially owns more than 1% of the Company's outstanding shares.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Securities Exchange Act of 1934 requires the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission. Under the
Section 16(a) rules, the Company is required to disclose in this Proxy Statement any failure to file such required reports by their prescribed due dates.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements were satisfied.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies on the Media General Financial Services Composite Index and the Media General Peer Group (real estate subdividers and developers) Index.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
         THE DELTONA CORPORATION, MG COMPOSITE INDEX AND MG GROUP INDEX
                               [GRAPHIC OMITTED]



      ASSUMES $100 INVESTED ON JANUARY 1, 1992; DIVIDEND REINVESTED FISCAL
            YEAR ENDING DECEMBER 31, 1996; THE COMPANY'S STOCK CEASED
             TRADING 4/6/94 ON NEW YORK AND PACIFIC STOCK EXCHANGES.




                             APPOINTMENT OF AUDITORS

     The Board of Directors recommends that the stockholders appoint Deloitte & Touche as auditors of the financial statements of the Company for the fiscal year ending December 31, 1997, subject to the discretion of the Board. If the stockholders do not vote for such appointment, the Board of Directors will reconsider the appointment of such auditors. If Deloitte & Touche are unable to serve, or the Board, in its discretion, determines that it is in the best interest of the Company that such accountants do not serve as auditors of the financial statements of the Company, the Board shall appoint other auditors to replace Deloitte & Touche. One of the predecessor firms of Deloitte & Touche, Deloitte Haskins & Sells, had been the auditors for the Company since 1966.

     Representatives of Deloitte & Touche will attend the meeting and will be given the opportunity to make a statement at the meeting if they desire to do so. Such representatives will be available during appropriate portions of the meeting to respond orally to appropriate questions.

                   TO APPROVE THE COMPANY'S NEW AGREEMENT WITH
                 ITS LENDERS, SELEX, YASAWA AND THEIR AFFILIATES


BACKGROUND OF CIRCUMSTANCES LEADING TO THE AGREEMENT

     The Company began experiencing severe liquidity problems in 1990, which were subsequently aggravated by the nationwide decline in real estate sales and worldwide economic uncertainties. In December, 1992, the Company's bank debt was acquired by Mr. Gram and assigned to Yasawa. Through the sale of certain assets to Yasawa and its affiliates, including certain contracts receivable, and the exercise of the warrants by Yasawa, the Company was able to substantially reduce such remaining debt.

     Since 1986, the Company has directed its marketing efforts to rebuilding retail land sales in an attempt to obtain a more stable income stream and achieve a balanced growth of retail land sales and bulk land sales. Retail land sales typically have a higher gross profit margin than bulk land sales and the contracts receivable generated from retail land sales provide a continuing source of income. However, retail land sales also have traditionally produced negative cash flow through the point of sale. This is because the marketing and selling expenses have generally been paid prior to or shortly after the point of sale, while the land is generally paid for in installments over extended terms. The Company's ability to rebuild retail land sales has been substantially dependent on its ability to sell or otherwise finance contracts receivable and/or secure other financing sources to meet its cash requirements.

     To alleviate the negative cash flow impact arising from retail land sales while attempting to rebuild its sales volume, the Company implemented several new marketing programs which, among other things, adjusted the method of commission payments and required larger down payments. However, the nationwide economic recession, which was especially pronounced in the real estate industry, adverse publicity surrounding the industry which existed in 1990, the resulting, more stringent regulatory climate, and worldwide economic uncertainties have severely depressed retail land sales beginning in mid-1990 and continuing thereafter, resulting in a continuing liquidity crisis.

     In an attempt to offset the negative cash flow effects of installment land sales, the Company is attempting to direct its marketing efforts to housing, in which a house and lot are sold together. The success of this direction will be dependent upon the Company's dealer recruiting program and the availability of funds for a national advertising and promotion program.

     Severe liquidity problems led the Company to cease development work late in the third quarter of 1990, which did not resume until the third quarter of 1992. From September 29, 1990 through the fourth quarter of 1991, when the Company ceased selling undeveloped lots, sales of undeveloped lots were accounted for using the deposit method. Under this method, all payments were recorded as a customer deposit liability. In addition, because of the increasing trend in delinquencies during 1990, since the beginning of 1991, the Company has not recognized any sale until 20% of the contract sales price has been received. As a result, the reporting and recognition of revenues and profits on a portion of the Company's retail land sales contracts is being delayed. See Note 1 to Consolidated Financial Statements.

     The continued economic recession and the increasing adverse effects of such recession on the Florida real estate industry not only resulted in the Company's sales remaining at depressed levels, but caused greater contract cancellations in 1991, particularly in the second half of the year, than were anticipated. Such cancellations required the Company to record an additional provision to its allowance for uncollectible sales of approximately $12,200,000 in the 1991 third quarter, impacting net income by approximately $8,900,000.

     On March 10, 1994, the Company was advised that Selex filed an Amendment to its Schedule 13D with the Commission. In the Amendment, Selex reported that it, together with Yasawa and their affiliates, were uncertain as to whether they would provide any further funds to the Company. The Amendment further stated that Selex, Yasawa and their affiliates were seeking third parties to provide financing for the Company and that as part of any such transaction, they would be willing to sell or restructure all or a portion of their loans and Common Stock in the Company.

     The Company has stated in previous filings with the Commission and elsewhere herein that the obtainment of additional funds to implement its marketing program and achieve the objectives of its business plan is essential to enable the Company to maintain operations and continue as a going concern. Since December, 1992, the Company has been dependent on loans and advances from Selex, Yasawa and their affiliates in order to implement its marketing programs, to meet the Company's minimum working capital requirements, to pay a portion of delinquent real estate taxes, to pay settlements with certain trade creditors and to settle certain litigation.

     As a consequence of its liquidity position, the Company has defaulted on certain obligations, including its escrow obligations to the Division pursuant to the Company's 1992 Consent Order and its obligation to make required interest payments under loans from Selex, Yasawa and their affiliates. Furthermore, the Company has not paid delinquent real estate taxes which aggregate approximately $2,982,000 as of July 31, 1997; non-payment of these delinquent taxes may adversely affect the financial condition of the Company.

     The Company has been unable to secure the financing needed to meet its working capital requirements and has continued to rely on Selex, Yasawa and their affiliates for minimum working capital requirements.

     On and off for approximately two years, the Company's Audit Commitee, which is comprised of three independent, non-affiliated directors, has had discussions with the Company's lenders to try to reduce and restructure the debt, which led to negotiations in August 1997 and culminated in the agreement of August 19, 1997 (the "Agreement").


THE AGREEMENT TO SATISFY A SUBSTANTIAL PORTION OF THE COMPANY'S DEBT

     On August 19, 1997, the Board of Directors of the Company announced it had reached an Agreement, in principle, with its lenders (Selex, Yasawa and their affiliates) to reduce its $25.3 million debt obligation. The $25.3 million represents the total amount of principal and interest outstanding as of July 31, 1997. The Agreement, approved by the Board of Directors and the lenders, is subject to approval by the stockholders and the Division of Florida Land Sales, Condominiums and Mobile Homes (the "Division). The Division must approve the Agreement since the Company is a Registrant with that agency, a portion of the property involved in the proposal is located in a registered subdivision and the Division presently has a first lien on the contracts receivable contemplated for sale. During preliminary discussions with the Division, they approved the Agreement in principle.

     The Agreement would result in a reduction in the Company's outstanding debt obligation through the conveyance of all remaining land inventory and obligations in the Company's St. Augustine Shores Subdivision and the issuance of approximately 6.8 million shares of Common Stock at $1.00 per share (par value). Additionally, the Agreement provides for the lenders to purchase $7.5 million in contracts receivable from the Company to generate working capital and further reduce the debt obligation. If the Company succeeds in obtaining shareholder approval and the final approval of the Division, the Company's remaining debt obligation would be reduced to approximately $11 million payable on restructured terms. Additionally, the lenders have agreed that should the stockholders and the Division approve the proposal, the outstanding debt as of July 31, 1997 will not accrue interest until the debt is restructured.
Specifically:

         1. Selex, Yasawa and their affiliates would convert $6,809,338 of the Company's outstanding debt into 6,809,338 shares of Common Stock to be issued by the Company at a per share conversion price of One Dollar ($1.00), which is equal to par value. As a consequence, Mr. Antony Gram's beneficial ownership would increase from 3,109,703 shares (46.17% of the outstanding shares of Common Stock of the Company as of July 31, 1997) to 9,919,041 shares (73.23% of the outstanding shares of Common Stock of the Company once the transaction is consummated).

         2. Selex, Yasawa and their affiliates would reduce the Company's outstanding debt by $5,529,501 in exchange for a conveyance of all of the Company's remaining land inventory and obligations in its St. Augustine Shores Subdivision to their affiliate, Swan Development Corporation ("Swan"). The price, based upon appraised value, was adjusted to take into account the development obligations on sold lots to be assumed by Swan, subject to Division approval.

         3. Selex, Yasawa and their affiliates would purchase approximately $7.5 million in contracts receivable from the Company at seventy-five percent (75%) of face value with recourse for non-performing contracts. This would generate approximately $5.6 million, $1,982,457 of which would be used to reduce outstanding debt. The balance would be used by the Company to pay a portion of the delinquent real estate taxes, to implement its marketing programs and to meet the Company's minimum working capital requirements.

         4. The remaining debt obligation to Selex, Yasawa and their affiliates, assuming consummation of the above transactions would be approximately $11 million . The terms of repayment of this debt would be $110,375 in principal payable monthly in cash or with contracts receivable at 100% of face value, plus interest payable monthly on the declining balance at the rate of 9.6% per annum in cash or with contracts receivable at 65% of face value.

         5. In the future, if the Company elects to do so, Selex, Yasawa and their affiliates have agreed to purchase future contracts receivable at 65% of face value, with recourse, to meet the Company ongoing capital requirements.

     The Agreement outlined above is subject to the approval of the stockholders. The 3,109,703 shares of Common Stock beneficially owned by Antony Gram will be voted in the same proportion as other shareholder votes. In order for the Agreement to be approved, holders of a majority of the outstanding shares of Common Stock, voting in person or by proxy at the Meeting must approve the transaction. If such approval is not obtained, the outstanding debt of approximately $25.3 million of Selex, Yasawa and their affiliates will remain in default and interest will continue to accrue.

     Antony Gram , Chairman of the Board and Chief Operating Officer of the Company, has a substantial interest in the Agreement. All of the issued and outstanding stock of Selex is owned by Wilbury, a majority of which is, in turn, owned by Antony Gram. Antony Gram, as the largest shareholder of Wilbury, holding a majority equity interest in that corporation, is treated as the beneficial owner of all of the Company's Common Stock held by Selex. In addition, Mr. Gram beneficially owns Yasawa. Since Yasawa is the direct owner of 289,637 shares of the Common Stock of the Company, and Selex is the direct owner of 2,820,066 shares of Common Stock of the Company, Mr. Gram is deemed to be the beneficial owner of the aggregate total of 3,109,703 shares of Common Stock of the Company (46.17%) as of July 31, 1997. Should the Agreement described above be approved by the holders of a majority of the outstanding shares of Common Stock voting at the meeting, Antony Gram would be deemed to be the beneficial owner of 9,919,041 shares of Common Stock of the Company (73.23%). Holders of the Company's Common Stock should be aware that the approval of the Agreement will have a dilutive effect on their holdings since the percentage of Common Stock owned by Selex, Yasawa and related parties will increase from 46.17% to 73.23%, based upon the number of shares of Common Stock outstanding as of July 31, 1997.

     Selex, Yasawa and their affiliates has advised the Company that they may acquire additional shares of Common Stock solely for their own account and that they will not dispose of the shares in violation of the registration requirements of the Securities Act of 1933, as amended. The Company has no present plans to undertake the registration of the shares to be issued.

     The Audit Committee of the Board of Directors of the Company has obtained an opinion from Miller Advisory Corp., independent financial consultants, as to whether or not the proposed agreement was fair to the Company and its stockholders, from a financial point of view. To reach its opinion, Miller Advisory Corp., conducted an in depth study of the Company's operations. Their compensation for such opinion was not conditioned upon approval of the Agreement. After conducting such investigation, Miller Advisory Corp. stated that in their opinion, the Agreement was fair to the Company and its stockholders, from a financial point of view, solely in their capacity as stockholders.


The Board of Directors recommends a vote "FOR" approval of the Agreement.

Item 13.          PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet of the Company as of June 30, 1997 and the unaudited pro forma consolidated statement of operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been prepared to reflect the effect on the Company's financial condition and results of operations from the Agreement to satisfy a portion of the Company's debt.

     The unaudited pro forma consolidated balance sheet has been prepared as if the Agreement occurred on June 30, 1997 and the unaudited pro forma consolidated statements of operations have been prepared as if the Agreement occurred on the first day of the periods presented. The unaudited pro forma financial statements have been prepared in accordance with the accounting policies outlined in the historical financial statements.

     The following pro forma consolidated financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's Annual Report on Form 10K and on Form 10Q for the period ending June 30, 1997 and other information included elsewhere in this document. The unaudited pro forma consolidated financial information do not necessarily reflect what the results of operations and financial position would have been had the Agreement occurred as assumed in preparing the unaudited pro forma financial statements, nor do they necessarily reflect the future results or financial position of the Company.


                    THE DELTONA CORPORATION AND SUBSIDIARIES
                    ----------------------------------------
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                 ----------------------------------------------
                               AS OF JUNE 30, 1997
                               -------------------
                                 (in thousands)

                                              Historical       Pro Forma          Pro Forma
                                                              Adjustments
                                             -----------    --------------      -------------
ASSETS
------
Cash and temporary cash investments,
 including escrow deposits of $600.......... $     672      $   1,426  (1)      $    2,097
                                             ---------      ---------           ----------
Contracts receivable for land sales - net...     8,006         (5,250) (1)           2,756
                                             ---------      ---------           ----------
Mortgages and other receivables - net.......       315              -                  315
                                             ---------      ---------           ----------
Inventories:
 Land and land improvements.................     9,953         (1,953) (2)           8,000
 Other......................................        99              -                   99
                                             ---------      ---------           ----------
         Total inventories..................    10,051         (1,953)               8,099
                                             ---------      ---------           ----------
Property, plant, and equipment at cost - net       393              -                  393
                                             ---------      ---------           ----------
Prepaid expenses and other..................       273              -                  273
                                             ---------      ---------           ----------
         Total.............................. $  19,711      $  (5,777)          $   13,934
                                             =========      =========           ==========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
-------------------------------------------------

Mortgages and similar debt:
 Mortgage notes payable..................... $  18,707      $  (7,964)(1)(2)(3) $   10,743
 Other loans ...............................     3,661         (3,661)(3)                -
                                             ---------      ---------           ----------
   Total mortgages and similar debt.........    22,368        (11,626)              10,743
                                             ---------      ---------           ----------
Accounts payable, accrued expenses,
 customers' deposits........................     8,877         (3,488)(1)(2)(3) $    5,389
                                             ---------      ---------           ----------
Deferred revenue............................     6,946         (1,901)(2)            5,045
                                             ---------      ---------           ----------
   Total liabilities........................    38,191        (17,014)              21,177
                                             ---------      ---------           ----------
 Stockholders' equity (deficiency):
  Common stock, $1 par value - authorized
  15,000,000 shares.........................     6,735          6,809 (3)           13,544
 Capital surplus............................    44,715          4,428 (1)(2)        49,143
 Retained earnings..........................   (69,930)             -              (69,930)
                                             ---------      ---------           ----------
   Total stockholders' equity (deficiency)..   (18,480)        11,237               (7,243)
                                             ---------      ---------           ----------
                  Total..................... $  19,711      $  (5,777)          $   13,934
                                             =========      =========           ==========


See accompanying notes to pro forma consolidated financial information.


                    THE DELTONA CORPORATION AND SUBSIDIARIES
                    ----------------------------------------
            UNAUDITED PRO FORMA STATEMENTS OF CONSOLIDATED OPERATIONS
            ---------------------------------------------------------
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     --------------------------------------
                     (in thousands, except per share data)



                                              Historical       Pro Forma          Pro Forma
                                                              Adjustments
                                             -----------    --------------      -------------
REVENUES:
 Net land sales.......................       $   2,091      $       -           $   2,091
 Sales - house and apartments.........             562              -                 562
 Recognized improvement
  revenue/ prior period
  sales...............................             761              -                 761
 Interest income......................             679           (515) (1)            164
 Sales - other than real estate.......             270              -                 270
                                             ---------      ---------           ---------
     TOTAL............................           4,363           (515)              3,848
                                             ---------      ---------           ---------
COSTS AND EXPENSES:

 Cost of sales and
  improvements........................       $   1,265      $       -           $   1,265
 Selling, general and
  administrative and other
  expenses............................           2,783           (247)(1)(2)        2,563
 Interest expense.....................             918           (403)(1)(2)(3)       515
                                             ---------      ---------           ---------
     TOTAL............................           4,966           (650)              4,316
                                             ---------      ---------           ---------
Loss from operations .................       $    (603)     $     135           $    (468)
                                             =========      =========           =========
Net Income............................       $    (603)     $     135           $    (468)
                                             =========      =========           =========
Earning per share:
 From operations......................       $    (.09)               (4)       $    (.03)
                                             ---------                          ---------
Net Income (Loss).....................       $    (.09)                         $    (.03)
                                             =========                          =========
Number of common and common
 equivalent shares....................           6,735                (4)          13,544
                                             =========                          =========


See accompanying notes to pro forma consolidated financial information.


                    THE DELTONA CORPORATION AND SUBSIDIARIES
                    ----------------------------------------
            UNAUDITED PRO FORMA STATEMENTS OF CONSOLIDATED OPERATIONS
            ---------------------------------------------------------
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      ------------------------------------
                      (in thousands, except per share data)


                                              Historical       Pro Forma          Pro Forma
                                                            Adjustments
                                             -----------    --------------      -------------
REVENUES:

 Net land sales.......................       $   4,296      $       -           $   4,296
 Sales - house and apartments.........           1,202              -               1,202
 Recognized improvement
  revenue/ prior period
  sales...............................           1,008              -               1,008
 Interest income......................           1,464         (1,047)(1)             417
 Sales - other than real estate.......             680              -                 680
                                             ---------      ---------           ---------
     TOTAL............................           8,650         (1,047)              7,603

COSTS AND EXPENSES:

 Cost of sales and
  improvements........................      $   2,673       $       -           $   2,673
 Selling, general and
  administrative and other
  expenses............................          5,423            (493)(1)(2)        4,930
 Interest expense.....................          1,781            (780)(1)(2)(3)     1,001
                                            ---------       ---------           ---------
     TOTAL............................          9,877          (1,273)              8,604
                                            ---------       ---------           ---------
Loss from operations before
         extraordinary item...........      $  (1,227)      $     226           $  (1,001)

Extraordinary Item:
 Gain on settlement related to the
   Marco refund obligation............      $     331       $       -           $     331
                                            ---------       ---------           ---------

Net Income............................      $   (896)       $     226           $    (670)
                                            ========        =========           =========
Earning per share:
 From operations......................      $   (.18)                 (4)       $    (.07)
                                            --------                            ---------
 From extraordinary item..............      $    .05                            $     .02
                                            --------                            ---------
Net Income (Loss).....................      $   (.13)                           $    (.05)
                                            ========                            =========
Number of common and common
 equivalent shares....................         6,729                  (4)          13,539
                                            ========                            =========


See accompanying notes to pro forma consolidated financial information.

----------------

                             The Deltona Corporation
              Notes To Pro Forma Consolidated Financial Information

(1) Represents the entries to reflect the sale of receivables from the Company to its lenders and the repayment of a portion of its debt and a portion of its delinquent real estate taxes.

(2) Represents the entries to reflect the conveyance of the Company's remaining land inventory at its St. Augustine Shores subdivision in exchange for certain debt reduction.

(3) Represents the conversion of a portion of the Company's debt to Common Stock and the restructuring of the remaining debt into new debt.

(4) Earnings per share have been calculated using the average number of common shares and common equivalent shares outstanding since the lenders will receive 6,809,338 of newly issued common stock.

                                       18


OTHER MATTERS

     As of the date of this Proxy Statement, the only business which the management expects to be presented at the meeting is that set forth above. If any other matters are properly brought before the meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, directors and certain employees of the Company who will not be specially compensated for such solicitation.


                            PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the next Annual Meeting should be received by the Office of the Corporate Secretary, The Deltona Corporation, 999 Brickell Avenue, Suite 700, Miami, Florida 33131, no later than December 31, 1997, in order to be considered for inclusion in the Company's 1998 Annual Meeting proxy statement.

                                              By Order of the Board of Directors

                                                      /S/  SHARON J. HUMMERHIELM
                                                           SHARON J. HUMMERHIELM
September 30, 1997                        Vice President and Corporate Secretary














            PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                       19